As filed with the Securities and Exchange Commission on July 12, 2016

Registration No. 333-206652

Registration No. 333-204936

Registration No. 333-166609

Registration No. 333-150535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-206652

Form S-8 Registration Statement No. 333-204936

Form S-8 Registration Statement No. 333-166609

Form S-8 Registration Statement No. 333-150535

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HATTERAS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	26-1141886
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(Address, including zip code, of principal executive offices)

INDUCEMENT RESTRICTED STOCK AWARDS

HATTERAS FINANCIAL CORP. 2015 EQUITY INCENTIVE PLAN

HATTERAS FINANCIAL CORP. 2010 EQUITY INCENTIVE PLAN

HATTERAS FINANCIAL CORP. 2007 EQUITY INCENTIVE PLAN

(Full Title of Plan)

Michael R. Hough

Chairman and Chief Executive Officer

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

(Name and Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kerry E. Johnson, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

(212) 335-4501

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Hatteras Financial Corp., a Maryland corporation (the “Company”), is filing these post-effective amendments to the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that had been registered for issuance under the Registration Statements that remain unsold thereunder:

(1)	Registration Statement on Form S-8 (No. 333-206652), which was filed with the SEC on August 28, 2015, pertaining to the registration of 102,462 shares of Common Stock issued as employment inducement awards in accordance with the New York Stock Exchange standards pursuant to the Company’s Inducement Restricted Stock Agreement;

(2)	Registration Statement on Form S-8 (No. 333-204936), which was filed with the SEC on June 12, 2015, pertaining to the registration of 1,500,000 shares of Common Stock reserved for future issuance under the Hatteras Financial Corp. 2015 Equity Incentive Plan;

(3)	Registration Statement on Form S-8 (No. 333-166609), which was filed with the SEC on May 7, 2010, pertaining to the registration of 1,000,000 shares of Common Stock reserved for future issuance under the Hatteras Financial Corp. 2010 Equity Incentive Plan; and

(4)	Registration Statement on Form S-8 (No. 333-150535), which was filed with the SEC on April 30, 2008, pertaining to the registration of 410,000 shares of Common Stock reserved for future issuance under the Hatteras Financial Corp. 2007 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016, by and among the Company, Annaly Capital Management, Inc., a Maryland corporation (“Annaly”), and Ridgeback Merger Sub Corporation, a Maryland corporation and a direct wholly-owned subsidiary of Annaly (“Purchaser”), Purchaser commenced an exchange offer (“Offer”) to acquire any and all outstanding shares of Common Stock of the Company, and following the consummation of the Offer, the Company will be merged with and into the Purchaser, with the Purchaser being the surviving corporation of such merger (“Merger”).

In connection with the consummation of the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to its registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winston-Salem, state of North Carolina on July 12, 2016.

HATTERAS FINANCIAL CORP.

By:	/s/ MICHAEL R. HOUGH
Name:	Michael R. Hough
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registrant’s registration statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MICHAEL R. HOUGH	Chairman and Chief Executive Officer	July 12, 2016
Michael R. Hough	(Principal Executive Officer)

*	President, Chief Operating Officer and Director	July 12, 2016
Benjamin M. Hough

*	Director	July 12, 2016
David W. Berson

*	Director	July 12, 2016
Ira G. Kawaller

*	Director	July 12, 2016
Jeffrey D. Miller

*	Director	July 12, 2016
Thomas D. Wren

/s/ KENNETH A. STEELE Kenneth A. Steele	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 12, 2016

*By:	/s/ MICHAEL R. HOUGH
Michael R. Hough
Attorney-in-Fact